UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. )*

                          Reading International, Inc.
                               (Name of Issuer)

                  Class B Voting Common Stock, $0.01 par value
                        (Title of Class of Securities)

                                  755408200
                                (CUSIP Number)

                                 May 8, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

      |X| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO: 755408200

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Passport Holdings, L.L.C.
     41-2076097
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
     N/A
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           105,600
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         105,600
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

     105,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

     N/A                                                                   |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.90%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1.

(a)   Name Of Issuer:

      Reading International, Inc.
      --------------------------------------------------------------------------

(b)   Address of Issuer's Principal Executive Offices:

      550 South Hope Street #1825, Los Angeles, CA 90071.
      --------------------------------------------------------------------------

Item 2.

(a)   Name of Person Filing:

      Passport Holdings, L.L.C.
      --------------------------------------------------------------------------

(b)   Address of Principal Business Office or, if none, Residence:

      One Sansome St, 39th Floor, San Francisco, CA 94104
      --------------------------------------------------------------------------

(c)   Citizenship:

      California
      --------------------------------------------------------------------------

(d)   Title of Class of Securities:

      Class B Voting Common Stock, $0.01 par value
      --------------------------------------------------------------------------

(e)   CUSIP Number:

      755408200
      --------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

      (b)   |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

      (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e)   |X| An investment adviser in accordance with ss.240.13d-
                1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);


                                      -3-

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      (a)   Amount beneficially owned: 105,600

      (b)   Percent of Class: 7.90%

      (c)   Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote
      105,600

(ii) Shared power to vote or to direct the vote
      N/A

            (iii) Sole power to dispose or to direct the disposition of
                  105,600

(iii) Shared power to dispose or to direct the disposition of N/A

Item 5. Ownership of Five Percent or Less of a Class.

            N/A

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8. Identification and Classification of Members of the Group.

            N/A

Item 9. Notice of Dissolution of Group.

            N/A


                                      -4-

Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                May 12, 2003
                                                ----------------
                                                Date


                                                By: /s/ John H. Burbank III
                                                --------------------
                                                Name: John H. Burbank III
                                                Title: Managing Partner

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


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